                                                                     EXHIBIT 2.1

                                  DYNAMEX INC.

                               PURCHASE OF SHARES

                                       OF

              ACTION DELIVERY AND MESSENGER SERVICE (1996) LIMITED

                                      FROM

                 NATURALLY NOVA SCOTIA HEALTH PRODUCTS LIMITED

                                      AND


                                  DAVID NANTAU


- --------------------------------------------------------------------------------

                            SHARE PURCHASE AGREEMENT


- --------------------------------------------------------------------------------



                                  SMITH LYONS

                                   I N D E X
                                   ---------
                                                                     Page

PARTIES                                                                 1

RECITALS                                                                2

ARTICLE ONE - DEFINITIONS

Section 1.01     Definitions                                            3
Section 1.02     Schedules                                              5


ARTICLE TWO - PURCHASE AND SALE OF SHARES

Section 2.01     Agreement to Purchase                                  6
Section 2.02     Investigation                                          6
Section 2.03     Documents and Data                                     7
Section 2.04     Announcements                                          7


ARTICLE THREE - PURCHASE PRICE

Section 3.01     Amount of Purchase Price                               7
Section 3.02     Payment of Purchase Price                              7
Section 3.03     Purchase Price Adjustment                              7
Section 3.04     Discharge of Bank Indebtedness                         8


ARTICLE FOUR - CLOSING ARRANGEMENTS

Section 4.01     Closing                                                8
Section 4.02     Closing Procedures                                     9
Section 4.03     Termination of Agreement                              10


ARTICLE FIVE - CONDITIONS OF CLOSING

Section 5.01     Conditions for the Purchaser's Benefit                10
Section 5.02     Conditions for the Vendors' Benefit                   13


ARTICLE SIX - REPRESENTATIONS, WARRANTIES AND INDEMNITIES

Section 6.01     Representations and Warranties of the Vendors         14
Section 6.02     Representations and Warranties of the Purchaser       23
Section 6.03     Indemnification                                       24
Section 6.04     Non-Merger                                            25

                                                                     Page
                                                                     ----

ARTICLE SEVEN - DYNAMEX OFFERING

Section 7.01     Management Co-operation                               26
Section 7.02     Material Change                                       26


ARTICLE EIGHT - ADDITIONAL COVENANTS OF THE PARTIES

Section 8.01     Continuity of Senior Personnel                        26
Section 8.02     Continuity of Customers and Suppliers                 26
Section 8.03     Interim Period                                        26
Section 8.04     Discharge of Royal Bank Guarantees                    26
Section 8.05 Escrow Arrangements                                       27


ARTICLE NINE - GENERAL

Section 9.01     Interpretation                                        27
Section 9.02     Further Assurances                                    28
Section 9.03     Entire Agreement                                      28
Section 9.04     Invalidity of Provisions                              28
Section 9.05     Applicable Law                                        28
Section 9.06     Notices                                               28
Section 9.07     Successors and Assigns                                29
Section 9.08     Assignment by Dynamex                                 29
Section 9.09     Remedies Cumulative                                   29
Section 9.10     Counterparts                                          30

EXECUTION                                                              30





                                       2.

                 THIS AGREEMENT made as of the 20th day of June, 1996.


B E T W E E N:

                                  NANCY SMITHERS, of the Halifax Regional
                                  Municipality, Province of Nova Scotia

                                  (hereinafter referred to as "Smithers")

                                                               OF THE FIRST PART



                                  -  and  -

                                  DAVID NANTAU, of the Halifax Regional
                                  Municipality, Province of Nova Scotia

                                  (hereinafter referred to as "Nantau")

                                                              OF THE SECOND PART


                                  -  and  -


                                  NATURALLY NOVA SCOTIA HEALTH PRODUCTS
                                  LIMITED, a corporation incorporated
                                  under the laws of Nova Scotia

                                  (hereinafter referred to as "Naturally")

                                                               OF THE THIRD PART

                                  -  and  -


                                  2306080 NOVA SCOTIA LIMITED, a corporation incorporated under the laws of Nova Scotia

                                  (hereinafter referred to as "Action 1996")

                                                              OF THE FOURTH PART

                                       2.


                                  - and -


                                  DYNAMEX INC., a corporation incorporated under the laws of the State of Delaware

                                  (hereinafter referred to as the "Purchaser")

                                                               OF THE FIFTH PART

                                  - and -


                                  ACTION DELIVERY AND MESSENGER SERVICE
                                  LIMITED, a corporation incorporated under the laws of Nova Scotia

                                  (hereinafter referred to as "Action")

                                                               OF THE SIXTH PART



                 WHEREAS Action 1996 owns all of the issued and outstanding common shares of Action;

                 AND WHEREAS Smithers and Nantau are the registered and beneficial owners of all of the issued and outstanding shares of Action 1996;

                 AND WHEREAS Smithers proposes to transfer all of her issued and outstanding shares of Action 1996 to Naturally, so that Naturally and Nantau shall own all of the issued and outstanding shares of Action 1996;

                 AND WHEREAS Action will be wound up into Action 1996, and Action shall thereafter make an application to surrender its Certificate of Incorporation;

                 AND WHEREAS prior to the consummation of the transactions contemplated by this Agreement the real property owned by Action 1996, after the wind-up of Action, shall be transferred by a dividend in specie to Naturally;

                 AND WHEREAS upon completion of these transactions Nantau and Naturally wish to sell and the Purchaser wishes to purchase all of the issued and outstanding shares of Action 1996;

                                       3.


                 NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:


                                  ARTICLE ONE

                                  DEFINITIONS

Section 1.01 Definitions: In this Agreement, the recitals and the Schedules and in any amendments hereto, unless the context otherwise requires or unless otherwise defined in any such Schedule or amendment, the following words and phrases shall have the meanings set forth after them:

         (a) "Action Financial Statements" means the financial statements of Action for each of the two consecutive twelve-month periods ended on December 31st, 1995, prepared at the expense of the Purchaser and in accordance with generally accepted accounting principles applied on a consistent basis, consisting of a balance sheet as at such date, and statements of earnings and retained earnings and of changes in financial position for such period, together with notes thereto as at such date including therein full particulars of all contingent liabilities considered material and the report of the Auditors thereon;

         (b)     "Action" means Action Delivery and Messenger Service Limited;

         (c) "Action 1996" means 2306080 Nova Scotia Limited (which will change its name to Action Delivery and Messenger Service
                 (1996) Limited);

         (d) "Action Real Property" means the premises known municipally as 90 Simmonds Drive, Dartmouth, Nova Scotia B3B 1P6;

         (e) "Affiliate" and "Associate" have the meanings ascribed thereto in The Companies Act (Nova Scotia);

         (f) "Agreement" means this agreement and all Schedules and all instruments supplemental hereto or in amendment or confirmation hereof, and "hereof", "hereto", "hereunder" and similar expressions, mean and refer to this Agreement as a whole and not to any particular Article or section or subsection, and "Article" or "section" or "subsection" or "paragraph" mean and refer to the specified Article or section or subsection or paragraph of this Agreement;

         (g) "Assets" means the undertaking and all property, assets and rights of Action of every kind and description and wheresoever situated, including without limitation, all goodwill, know-how, Intellectual Property, customer lists, supplier lists, all machinery, equipment, furnishings, and the Leased Property;

                                       4.


         (h)     "Auditors" means Deloitte & Touche, Halifax, Nova Scotia;

         (i) "Business" means the business of ground courier messenger services carried on by Action;

         (j) "Business Day" means any day other than Saturday, Sunday and statutory holidays in the Province of Ontario or the Province of Nova Scotia;

         (k) "Claims" has the meaning ascribed thereto in section 6.3 hereof;

         (l) "Closing" means the closing of the purchase and sale of the Shares as contemplated hereunder;

         (m) "Closing Date" means June 28th, 1996 or such other date as may be agreed to in writing by the parties hereto.

         (n) "Contract" means any agreement, obligation, license, joint venture agreement, contract, understanding, commitment, engagement, indenture or instrument to which either Action is a party or by which Action is bound, whether written or oral, including, without limitation, all uncompleted orders from customers;

         (o) "Dynamex Note" means the promissory note addressed to the Vendors in the principal amount of $150,000, securing the balance of the Purchase Price and maturing on July 31st, 1996, in the form of the Note annexed hereto as Schedule "Q";

         (p) "Employees" means the employees of Action employed on the date of this Agreement or, as the case may be, on the Closing Date including those on pregnancy or sick leave, temporary lay-off or short term or long term disability;

         (q) "Final Payment Date" means the date on which all accrued principal and interest under the Dynamex Note is to be paid in full, being July 31st, 1996.

         (r) "Intellectual Property" means patents, patent applications, inventions, designs, registered designs, applications to register designs, registered and unregistered copyright and applications to register copyright, trade secrets, confidential information, know-how, trade names, registered and unregistered trade marks and applications to register trade marks, personality rights, goodwill and other proprietary rights, throughout the world;

         (s) "Interim Period" means the period commencing on January 1, 1996 and terminating on the Closing Date;

         (t) "Leased Property" means all equipment leased by Action and used to carry on the Business including, without limitation, the Leased Property listed in Schedule "I" hereto;

                                       5.



         (u)     "Nantau" means David Nantau, a senior officer of Action;

         (v)     "Naturally" means Naturally Nova Scotia Health Products
                 Limited;

         (w) "Person" means an individual, corporation, partnership, trust, trustee or any unincorporated organization, and words importing persons have a similar meaning;

         (x) "Purchase Price" means the aggregate purchase price set forth in Section 3.01;

         (y)     "Purchaser's Counsel" means Smith Lyons of Toronto, Ontario;

         (z) "Schedules" means the schedules attached to and forming part of this Agreement;

         (aa) "Shares" means 100 common shares and 125 preference shares, with a redemption price of $1,000, in the capital of Action 1996;

         (ab) "Subsidiary" means any subsidiary within the meaning of The Companies Act (Nova Scotia); and Subsidiaries means all of the foregoing;

         (ac) "Taxes" means any taxes, levies, imposts, duties, or governmental fees including, without limitation, income, capital, transfer, business, property, excise, sales and use taxes and any interest or penalties thereon or in respect thereof;

         (ad)    "Vendors" means collectively Nantau and Naturally;

         (ae)    "Vendors' Counsel" means Boyne Clarke of Dartmouth, Nova
                 Scotia;

         (af) "Vendors' Counsel's Closing Opinion" means an opinion of Vendors' Counsel addressed to the Purchaser and in form reasonably satisfactory to Purchaser's Counsel; and

         (bb) "Working Capital" means current assets less current liabilities determined in accordance with generally accepted accounting principles, except that, for the purpose of Section 3.03, Working Capital will contain adjustments as indicated on Schedule P so as to be determined in a manner consistent with the calculation of Working Capital on Schedule P.

Section 1.02 Schedules: The following are the Schedules attached to and forming part of this Agreement:

                 Schedule A1, A2    -         Non-Competition Agreements
                 Schedule B         -         Nantau Employment Agreement
                 Schedule C         -         Capital Structure
                 Schedule D         -         Shareholders Agreements
                 Schedule E         -         Non-Arm's Length Agreements

                 Schedule F         -         Material Contracts
                 Schedule G         -         Consents
                 Schedule H         -         Encumbrances
                 Schedule I         -         Real Property/Equipment Leases
                 Schedule J         -         Litigation
                 Schedule K         -         Employment Matters
                 Schedule L         -         Trade marks
                 Schedule M         -         Licences and Permits
                 Schedule N         -         Guarantees
                 Schedule O         -         Bank Accounts
                 Schedule P                   Working Capital Calculation
                 Schedule Q         -         Form of Dynamex Note



                                  ARTICLE TWO

                          PURCHASE AND SALE OF SHARES

Section 2.01 Agreement to Purchase: Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties contained herein the Vendors shall sell and the Purchaser shall purchase the Shares on the Closing Date.

Section 2.02     Investigation:

         (a) Until the Closing Date, the Purchaser and its solicitors, accountants, appraisers and other advisers shall during business hours have reasonable access to the premises, books, and other records and data of Action and Action 1996;

         (b) Until the Closing Date, there shall be made available to the Purchaser such documents and data whether in hard copy or machine readable form as the Purchaser may reasonably request relating to the Business and the Assets;

         (c) The Purchaser shall hold and shall cause to be held in confidence all information obtained from Action, Action 1996 and the Vendors both before and after the date hereof in connection with the transactions contemplated by this Agreement; and if for any reason the parties hereto do not complete the transaction contemplated by this Agreement, the Purchaser shall forthwith return to the Vendors all copies of any information, documents and data delivered in connection with the transactions contemplated by this Agreement, continue to hold such information in confidence and refrain from using such information to its advantage.

         (d) The obligation of the Purchaser contained in paragraph (c) above shall not apply to information provided by the Purchaser to regulatory authorities, information which is in the public domain, information which is otherwise known to the Purchaser, information which is disclosed to the Purchaser by a Person who did not come into possession of the information by improper or unlawful means or

                                       7.


                 information the disclosure of which is required by law or a court of competent jurisdiction.

Section 2.03 Documents and Data: On the Closing Date, the Vendors and Smithers shall deliver to the Purchaser at the offices of Action 1996 all documents, or copies thereof, and other data, technical or otherwise, owned by Action, Action 1996 and the Vendors that relate to the Business or Action and which are in the possession of such parties or their solicitors, accountants, appraisers and other advisers. Originals of all articles of incorporation or amalgamation or similar documents, by-laws and resolutions of directors, executive or other committees of directors or shareholders, minutes or other records of meetings of directors, executive or other committees of directors or shareholders and share ledgers, registers or similar documents and corporate seals shall be delivered to the Purchaser on the Closing Date. The Vendors and Smithers shall not retain any such documents or other records or copies thereof whether in hard copy or machine readable form.

Section 2.04 Announcements: All public announcements about the transactions provided for herein or contemplated hereby, or about the termination of this Agreement prior to the Closing Date for any reason, shall be approved as to form, content and timing by the Vendors and the Purchaser.


                                 ARTICLE THREE

                                 PURCHASE PRICE

Section 3.01 Amount of Purchase Price: The aggregate purchase price payable by the Purchaser for the Shares (the "Purchase Price") shall be the sum of Two Hundred Thousand Dollars ($200,000.00), to be allocated among the Vendors in a manner as directed by them in writing at the Closing.

Section 3.02 Payment of Purchase Price: The Purchaser shall pay and satisfy the Purchase Price by:

         (i) the payment on the Closing Date of the sum of $50,000.00 payable in trust to Vendors' Counsel for the benefit of the Vendors by way of certified cheque, bank draft or wire transfer; and

         (ii) the issuance to the Vendors of the Dynamex Note on the Closing Date; and

         (iii) payment on the Final Payment Date of all principal and accrued interest under the Dynamex Note.

Section 3.03 Purchase Price Adjustment: To the extent that the Working Capital of Action as at the Closing Date, or such other month-end closest to the Closing Date as shall be mutually agreed to by the Purchaser and the Vendors is either more or less than the Working Capital as set forth on Schedule P, the Purchase Price referred to in Section 3.02 above shall be either

                                       8.


increased or reduced by the amount of such surplus or deficiency. Unless otherwise agreed to by the Purchaser and the Vendors, the determination of such surplus or deficiency shall be made by the Auditors. If the Vendors disagree with the initial determination of the Auditors, within the thirty-day period after the delivery of such initial determination to the Vendors the Auditors shall meet with the Vendors and their professional advisors to produce a determination of Working Capital of Action as at the Closing Date which is acceptable to all of the parties hereto. If at the end of such thirty-day period an agreed-upon determination has not been reached, the matter shall be referred to arbitration pursuant to the Arbitration Act of Nova Scotia, and the Vendors and the Purchaser shall share equally in the costs and expenses relating to such arbitration.

                 If the existence of such surplus or deficiency cannot be determined as at the Closing Date, the Auditors shall have thirty days from the Closing Date to determine whether or not such surplus or deficiency exists, and shall provide written notice to all of the parties hereto of their determination of such surplus or deficiency. The provisions above relating to a thirty-day consultation period, to reach an agreed-upon determination, shall apply; and if no such agreed-upon determination is reached the matter shall be referred to arbitration as set forth in the previous paragraph. Upon final determination of such surplus or deficiency, whether pursuant to the provisions of this Section 3.03 or pursuant to arbitration, the Purchaser shall forthwith pay the amount of such surplus to the Vendors on a proportionate basis or alternatively, the Vendors shall forthwith reimburse to the Purchaser the amount of such deficiency on a proportionate basis.

                 If the final determination of such surplus or deficiency of Working Capital of Action is completed prior to the Final Payment Date, and such determination requires the Vendors to reimburse to the Purchaser a deficiency on a proportionate basis, the Purchaser shall be entitled to deduct the deficiency on a proportionate basis from the amounts due and payable to discharge the Dynamex Note on the Final Payment Date.

Section 3.04 Discharge of Bank Indebtedness: Immediately upon completion of the Closing, the Purchaser shall cause Action 1996 to continue responsibility for the balance of the then outstanding term loan in Action 1996 granted by The Royal Bank of Canada, with a current approximate balance outstanding of $285,000; the outstanding computer loan with the Royal Bank of Canada, with a current balance of approximately $61,589.81; and the operating line of credit with The Royal Bank of Canada; provided, however, that the Purchaser shall not be required to cause Action 1996 to assume responsibility for any balance outstanding under the said operating line of credit exceeding the sum of $400,000 at Closing.


                                  ARTICLE FOUR

                              CLOSING ARRANGEMENTS

Section 4.01 Closing: The closing of the transactions contemplated hereby shall take place on the Closing Date at the offices of the Vendors' Counsel, Gregory R. Baker, Esq., Boyne Clarke,

                                       9.


Suite 700, Belmont House, Box 876, 33 Alderney Drive, Dartmouth, Nova Scotia, B2Y 3Z5, or at such other place or time as may be approved by the Vendors and the Purchaser.

Section 4.02 Closing Procedures: At or before the Closing on the Closing Date, the parties shall take or cause to be taken all actions, steps and corporate proceedings necessary or desirable to validly and effectively approve or authorize the completion of the transactions contemplated hereby. Upon fulfilment of all the conditions set out in Section 5.01 that have not been waived in writing as therein provided, the Vendors shall deliver to the
Purchaser:

         (a) certificates representing the Shares duly endorsed in blank for transfer to be held in escrow pursuant to Section 8.05 hereof;

         (b)     the releases and resignations referred to in Section 5.01(f);

         (c)     the non-competition agreements referred to in Section 5.01(g);

         (d)     the consents referred to in Section 5.01(i);

         (e) the Nantau employment contract provided for in Section 5.01(k) executed by Nantau;

         (f) Vendors' Counsel's Closing Opinion, confirming the matters set forth in Section 6.01(a) and (b), and such other matters as may be reasonably requested by Purchaser's Counsel, in a form reasonably satisfactory to Purchaser's Counsel; and

         (g) all other assurances, transfers, assignments, consents, certificates and all such other documents Purchaser's Counsel considers reasonably necessary or desirable to validly and effectively complete the consummation of the transactions contemplated hereby.

Upon fulfilment of all the conditions set out in Section 5.02 that have not been waived in writing as therein provided, the Purchaser shall deliver to the Vendors;

         (a)     the payments contemplated by Section 3.02;

         (b)     the Dynamex Note;

         (c) the Nantau employment contract provided for in Section 5.01(k), executed by Action 1996;

         (d) Purchaser's Counsel's Closing Opinion confirming the matters set forth in Section 6.02 (a) and (b), and such other matters as may be reasonably requested by Vendors' Counsel, in a form reasonably satisfactory to Vendors' Counsel; and

                                      10.


         (e) all other assurances, transfers, assignments, consents, certificates and all such other documents Vendors' Counsel considers reasonably necessary or desirable to validly and effectively complete the consummation of the transactions contemplated hereby.

Section 4.03 Termination of Agreement: Notwithstanding any other provision of this Agreement:

         (a) if the Closing shall not have taken place on or before June 30, 1996, then at the sole discretion of the Vendors and Smithers and upon notice to the Purchaser the Vendors and Smithers may terminate this Agreement and all of the obligations of the parties arising thereunder, other than the obligation of the Purchaser pertaining to the confidentiality of information provided to it or on its behalf, pursuant to
                 Section 2.02 hereof; or

         (b) if at any time prior to June 30, 1996 the Purchaser acting reasonably shall determine that one or more of the conditions for its benefit set forth in Section 5.01 hereof shall not be satisfied, then at the sole discretion of the Purchaser and upon written notice to the Vendors and Smithers the Purchaser may terminate this Agreement immediately and all of the obligations of the parties arising therefrom, other than the obligation of the Purchaser pertaining to the confidentiality of information provided to it or on its behalf, pursuant to
                 Section 2.02 hereof.


                                  ARTICLE FIVE

                             CONDITIONS OF CLOSING

Section 5.01 Conditions for the Purchaser's Benefit: The Purchaser is not obliged to complete the transaction contemplated hereby unless, on the Closing Date, each of the following conditions has been satisfied, it being understood that these conditions are included for the exclusive benefit of the Purchaser and may be waived in writing in whole or in part by the Purchaser at any time:

         (a) Approvals: All necessary legal and corporate proceedings and approvals, regulatory or otherwise, applicable to the Business, Action, Action 1996 and the Vendors, shall have been taken or obtained to permit the parties to complete the transactions provided for herein.

         (b) Representations and Warranties: The representations and warranties of the Vendors and Smithers set forth in this Agreement shall be true and correct on the Closing Date with the same force and effect as if made on and as of such date, and the Purchaser shall have received a certificate of the Vendors and Smithers dated as of the Closing Date, confirming that such representations and warranties

                                      11.


                 are true and correct as at the Closing Date with the same force and effect as if made on and as of such date.

         (c) Compliance: All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Vendors, Action and Smithers on or before the Closing Date shall have been complied with or performed by the Vendors, Action and Smithers, as the case may be, in all respects on or before the Closing Date.

         (d) No Change: Except as disclosed or provided for in this Agreement and the Schedules hereto, and except for the transactions contemplated in the Recitals to this Agreement, since December 31st, 1995:

                 (i) no material adverse change, financial or otherwise, in the condition of Action, the Business or the Assets shall have occurred;

                (ii) Action shall have operated the Business consistently with prior practices and shall not have made any material change to the Business from December 31st, 1995 to the Closing Date; and

               (iii) Action shall not have declared or paid a dividend since December 31st, 1995 or made any other distribution to its shareholders in respect of their shares or effected any direct or indirect reduction of capital, redemption, purchase or other acquisition by them of any of their issued shares.

         (e) Certificate of No Change: The Purchaser shall have received a certificate of the Vendors and Smithers dated as of the Closing Date that since December 31st, 1995 there has been no material adverse change, financial or otherwise, in the condition of Action, the Business or the Assets, except as disclosed in this Agreement or in the Schedules hereto.

         (f) Directors and Officers: At or before Closing, the directors and senior officers of Action and Action 1996 shall have delivered to Action, Action 1996 and the Purchaser their personal releases of all or any contracts with or claims against Action and Action 1996 existing up until the Closing Date; and such directors and senior officers of Action 1996 as designated in writing by the Purchaser shall have delivered signed written resignations of their respective positions.

         (g) Non-Competition Agreements: Smithers and Nantau shall have delivered to the Purchaser non-competition agreements in the form of the agreements attached hereto as Schedules A1 and A2.

         (h) Vendors' Counsel's Closing Opinion: The Purchaser shall have received the Vendors' Counsel's Closing Opinion in form reasonably satisfactory to Purchaser's Counsel.

                                      12.


         (i) Consents: Action 1996 shall have received the consents referred to in Schedule G to the change of ownership of Action 1996, including without limitation the consent of The Royal Bank of Canada to the continuation of the existing Action 1996 indebtedness with the said Bank as at the Closing Date, as contemplated by Section 3.04;

         (i) NationsBank Consent: The Purchaser shall have received the consent of its banker, NationsBank of Texas, N.A.

         (j) Employment Contracts: Nantau shall have entered into an employment contract with the Purchaser in the form of the employment contract annexed hereto as Schedule B.

         (k) Action Real Property: Ownership of the Action Real Property together with all related indebtedness on the accounts of Action 1996 shall have been transferred to Naturally for the amount of the mortgage outstanding in favour of The Royal Bank of Canada on such property prior to the Closing Date.

         (l) Lease: On or before Closing the Purchaser and Naturally shall have executed a ten-year triple net lease for the Action Real Property, at a monthly rent of $5,500.00 (triple net).

         (m) Indebtedness to Affiliates: On or before Closing Action 1996 shall have discharged all indebtedness to any of its Affiliates and Associates, and all Affiliates and Associates of Action 1996 shall have discharged all of their respective indebtedness to Action 1996.

         (n) Vehicle Financing Loans: On or before Closing any term bank loans regarding driver vehicle financing to which Action is a party shall have been discharged and any term loan receivables regarding the same shall have been collected or otherwise disposed of, so that immediately subsequent to Closing such loans shall not be liabilities or assets of Action 1996.

         (o) Action Bank Loans: As at Closing the total amount outstanding under demand bank loans for operating purposes drawn down by Action 1996 will not exceed the sum of $400,000.

In case any of the foregoing conditions which are not within the control of the Purchaser shall not have been fulfilled on or before the Closing Date, the Purchaser may terminate this Agreement by notice in writing to the Vendors and Smithers in which event the Purchaser shall be released from all obligations under this Agreement without prejudice to any rights or remedies it may have against the Vendors and Smithers for non-fulfilment of such conditions, other than the obligations of the Purchaser regarding confidentiality pursuant to
Section 2.02 hereof, but the Purchaser may waive compliance with any such condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part. Notwithstanding any other provision of this

                                      13.


Agreement, in the event that the transaction contemplated herein is not completed because the Offering does not close, the Purchaser will have no claim against the Vendors or Smithers unless the Vendors or Smithers are directly and wilfully responsible for the failure of the Offering to close.

Section 5.02 Conditions for the Vendors' Benefit: The Vendors are not obliged to consummate the transactions herein provided for unless, on the Closing Date, each of the following conditions has been satisfied, it being understood that these conditions are included for the exclusive benefit of the Vendors and Smithers and may be waived in writing in whole or in part by the Vendors and Smithers at any time:

         (a) Representations and Warranties: The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct on the Closing Date with the same force and effect as if made on and as of such date and the Vendors and Smithers shall have received a certificate of the Purchaser dated as of the Closing Date, that such representations and warranties are true and correct as at the Closing Date with the same force and effect as if made on and as of such date.

         (b) Compliance: All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Purchaser at or before the Closing Date shall have been complied with or performed by the Purchaser in all respects on or before the Closing Date.

         (c) Approvals: All necessary legal and corporate proceedings and approvals, regulatory or otherwise, applicable to the Purchaser, shall have been taken or obtained to permit the parties to complete the transactions provided for herein.

         (d) Purchaser's Counsel's Closing Opinion: The Vendors shall have received the Purchaser's Counsel's Closing Opinion in form reasonably satisfactory to Vendors' Counsel.

         (e) Releases: Subject to Section 8.04, the Vendors and Smithers shall have received documentation in form reasonably satisfactory to Vendors' Counsel either:

                 (i) releasing each of them from all financial commitments and support for Action 1996, including without limitation guarantees of the indebtedness of Action 1996 given by any of them to bankers and to any other third parties; or

                (ii) fully indemnifying each of them by the Purchaser in respect to such financial commitments and support for Action 1996.

In case any of the foregoing conditions shall not have been fulfilled on or before the Closing Date, the Vendors and Smithers may terminate this Agreement by notice in writing to the Purchaser, in which event the Vendors and Smithers shall be released from all obligations under

                                      14.


this Agreement without prejudice to any rights or remedies either of them may have against the Purchaser for non- fulfilment of such conditions or the obligations of the Purchaser regarding confidentiality pursuant to Section 2.02 hereof, but the Vendors and Smithers may waive compliance with any such condition in whole or in part, if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part.


                                  ARTICLE SIX

                  REPRESENTATIONS, WARRANTIES AND INDEMNITIES

Section 6.01 Representations and Warranties of the Vendors: Each of the Vendors and Smithers jointly and severally represent and warrant to the Purchaser, as of the date hereof, upon each of which representations and warranties the Purchaser specifically relies, as follows:

         (a) Incorporation: Action is now, and on the Closing Date Action 1996 will be, a corporation:

                 (i) duly incorporated and organized and validly existing under the laws of its jurisdiction of incorporation; and

                (ii) in respect to Action 1996 on the Closing Date, with all requisite corporate power and capacity to own, operate, lease and dispose of the Assets or any portion thereof, to carry on the Business, and in respect to both Action and Action 1996 with all requisite corporate power and capacity to execute and deliver this Agreement and all other instruments and documents relating hereto and perform all of its obligations hereunder and thereunder.

         (b)     Capitalization:

                 (i) The authorized and issued capital of Action and Action 1996 is set forth in Schedule C and all of the shares set forth therein are validly issued and outstanding as fully paid and non- assessable shares and are the only issued and outstanding shares of Action and Action 1996;

                (ii) On the Closing Date the Vendors will be the registered and beneficial owners of the Shares, free and clear of any lien, privilege, pledge, option, mortgage, hypothec, charge, or other encumbrance or security interest of whatsoever nature or kind;

               (iii) At Closing the Vendors shall have the power, authority and right to sell their respective Shares in accordance with the terms of this Agreement;

                                      15.


                (iv) Except as disclosed in Schedule D there are no shareholder agreements or other agreements relating to the ownership, sale, transfer or assignment of any issued or unissued shares or any other ownership interests in Action and Action 1996;

                 (v) There are not now and on Closing there will not be any outstanding subscriptions, options, rights, warrants or other agreements or commitments obligating or potentially obligating the Vendors or Smithers, as the case may be, to sell or issue any additional shares of any class or any securities convertible into shares of any class or any right capable of becoming an agreement, option or right of first refusal for the purchase, subscription or issue of any unissued shares of Action or Action 1996;

         (c) Other Businesses: Action does not carry on any business other than the Business.

         (d) Subsidiaries: On the Closing Date there will be no Subsidiaries of Action 1996.

         (e)     Dividends, Compensation:

                 (i) Action has not declared or paid a dividend since December 31st, 1995. During the Interim Period, Action will not declare, set aside or pay dividends upon any of its shares, or make any other distribution to its shareholder in respect of any of its shares or effect any direct or indirect reduction of capital, redemption, purchase or other acquisition by it of any of its issued shares, except for a dividend in specie of the Action Real Property to be distributed to Naturally.

                (ii) Since December 31st, 1995 Action has not increased, and during the Interim Period Action shall not have increased (except as may be approved in writing by the Purchaser), the rates of salaries, commissions or other remuneration paid or payable by Action, as the case may be, to any of its directors, officers, employees or agents or make any bonus payment to any of them except in the ordinary course of business and there are no such increases or bonuses authorized but not implemented as at the date hereof.

         (f) Non-Arms Length Agreements: Except as set forth in Schedule E, Action has not entered into any contracts, commitments, arrangements or understandings, directly or indirectly, with any Person not dealing at arm's length with the Vendors, Smithers or Action, including without limitation the Vendors and Smithers. Except for amounts pertaining to salary, wages and benefits paid in the ordinary course of business, there are no amounts owing by Action to Smithers or any of her Affiliates or Associates or by any of the foregoing to Action.

         (g) Customers and Suppliers: Except in respect to the existing contracts with Canada Post, which may be assumed by Action 1996 after the Closing at the sole

                                      16.


                 discretion of Canada Post, the Vendors and Smithers have no knowledge of any termination, cancellation or modification in the business relationship of Action with any of its material customers and suppliers; and furthermore, such parties know of no reason why any such material customers or suppliers will terminate their relationship with Action because of the sale of the Shares to the Purchaser.

         (h) Records Complete: All material financial transactions of Action have now and at Closing will have been properly recorded in the books and records of Action. By Closing the corporate records of Action and Action 1996 will contain a true and complete record of all meetings and actions of its shareholders and directors and of all share issuances and transfers which have occurred prior to the Closing Date.

         (i) Enforceable Agreement: This Agreement and all documents delivered at Closing have been, or will have been at Closing, duly authorized, executed and delivered to the Purchaser by the Vendors and Smithers, and Action and Action 1996 as the case may be, and are, or will be at Closing, valid and binding obligations of the Vendors, Action, Action 1996 and Smithers enforceable in accordance with their respective terms.

         (j)     Contracts:

                 (i) Material Contracts: Schedule F contains a complete and accurate list of all material Contracts to which Action is a party except those listed in other schedules hereto;

                (ii) No Breach: Except for the consents required under Schedule G, Action is not in default under or in breach of any material Contract except for defaults or breaches which individually or in the aggregate are not material and, to the best of the knowledge and belief of the Vendors and Smithers, there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach by Action or any other party thereto and each of such Contracts is now in good standing and in full force and effect and Action is entitled to all rights and benefits thereunder; and

               (iii) Contracts Affected by Change of Ownership: Except as disclosed in Schedule G, Action is not now nor at Closing will Action 1996 be bound by any outstanding Contract that would be affected in any material way by a change of ownership of Action 1996 or that requires prior approval of any such change of ownership of Action 1996.

                                      17.


         (k)     Title to Property:

                 (i) Except as set forth in Schedule H, Action is, and Action 1996 will be on the Closing Date, the owner of the Assets free and clear of all liens, privileges, pledges, options, mortgages, hypothecs, charges or other encumbrances or security interests of whatsoever nature or kind;

                (ii) Except as set forth in Schedule I hereto, Action is not a party to any leases of real property or equipment; Action is not in default under any such leases and except as set forth in Schedule H the rights of Action thereunder are free and clear of all liens, privileges, pledges, mortgages, hypothecs, charges or other encumbrances or security interests of whatsoever nature or kind;

               (iii) Except as set forth in Schedules H and I, none of the Assets is subject to any bailment, lease, conditional sales contract, chattel mortgage, security interest or other encumbrance; Action is not in default under any such agreements and the rights of Action thereunder are free and clear of all liens, pledges, mortgages, charges or other encumbrances or security interests of whatsoever nature or kind except as set forth in such Schedules; and

                (iv) Action does not lease any of its material Assets as lessor or sub-lessor.

         (l) Condition of Assets: All of the material tangible Assets used in or in connection with the Business are in good condition, repair and proper working order, reasonable wear and tear excepted, and are suitable for the conduct of the Business as currently conducted.

         (m) Tax Matters: All Tax returns, declarations, remittances, information returns and reports of every nature required to be filed by or on behalf of Action and Action 1996, including but not limited to remittances of payroll source deductions, have been filed or remitted and such returns are complete and accurate. No extensions of time in which to file any such returns are in effect; all Taxes shown on such returns and all assessments or reassessments of Tax, penalties and interest payable by Action and Action 1996 has been paid; and no further Taxes, interest or penalties are due with respect to any taxation years. The income tax returns of Action and Action 1996 for all taxation years up to and including the year ended December 31, 1994 have been assessed by the federal tax authorities, and there are no outstanding issues which have been raised by such authorities for such years, except as disclosed on Schedule J. No assessments or reassessments of Tax payable by Action and Action 1996 are under discussion, objection or appeal with any governmental authority except as disclosed on Schedule J. To the extent that Tax liabilities have accrued but have not become payable, they are adequately reflected as liabilities on the books of Action and Action 1996. The reserves for Taxes on the Action Financial Statements and the reserves for Taxes by Action

                                      18.


                 and Action 1996 as of the Closing Date will be sufficient for the payment of any unpaid Taxes, interest and penalties which may become payable as a result of any audit, assessment or reassessment by any governmental authority in respect of any period ending on or before the date of such balance sheets. There are no outstanding agreements or waivers extending the statute of limitations with respect to the assessment or reassessment of any income tax or other Tax payable by Action and Action 1996.

         (n) No Breach Caused by this Agreement: Neither the execution nor delivery of this Agreement nor the fulfilment or compliance with any of the terms hereof will, with or without the giving of notice and/or the passage of time, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the articles or by-laws, as amended, of Action or Action 1996, or if the consents contemplated in Schedule G are obtained, any Contract or any judgment, decree or order to which the Vendors, Smithers, Action, Action 1996 or the Business are subject, or will require any consent or other action by any administrative or governmental body. Except for the approvals contemplated in section 5.01(a), the execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Vendors and Smithers will not violate any provision of law or any regulation by which the Vendors, Smithers, Action, Action 1996 or the Business is bound.

         (o) Litigation: Except as disclosed in Schedule J, there are not now nor at Closing will there be, any actions, governmental investigations, claims or demands or other proceedings, including without limitation, grievances or arbitration proceedings pursuant to any collective agreement, pending or to the best of the knowledge and belief of the Vendors or Smithers threatened before any court or administrative agency against Action or Action 1996 or any of their respective officers or directors in their capacities as such. There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such action, governmental investigation, claim or demand or other proceedings. No judgment, order or decree is currently outstanding and enforceable against Action. All threatened or pending claims, suits or actions against Action or any of its officers or directors in their capacities as such which could affect Action or the Business have been described in Schedule J.

         (p) Absence of Certain Changes or Events: During the period from January 1, 1996 to the Closing Date:

                 (i) Business in Normal Course: the Business has, and will have been, carried on in the normal course consistent with previous fiscal periods;

                (ii) Capital Expenditures: no capital expenditures, including investments, in excess of $30,000.00 in the aggregate will have been made by Action in 1996 and no major capital expenditures in the aggregate exceeding $10,000.00 will be authorized or incurred by Action and Action 1996

                                      19.


                          during the Interim Period without the prior authorization of the Purchaser, other than the purchase of an awning for the Action Real Property for a price not exceeding $13,000.00; and

               (iii) Articles: during the Interim Period no amendments will have been made to the articles or by-laws of Action or Action 1996, except in connection with the wind-up of Action into Action 1996 and the surrender of its Certificate of Incorporation.

         (q) No Brokers: None of the Vendors, Smithers or Action has entered into any agreement that would entitle any Person to any valid claim against the Purchaser or Action for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

         (r)     Employee Matters: Except as set forth in Schedule K:

                 (i) Collective Agreements: Action is not now nor at Closing will Action 1996 be a party to any collective agreement with, or commitment to, any trade union or employee association; has made any commitments to or extended voluntary recognition to or conducted negotiations with any trade union or employee association with respect to any future agreements. The Vendors and Smithers are not aware of any current attempts to organize any employees or displace any incumbent trade union or establish any trade union or employee association in connection with Action other than as disclosed on Schedule K;

                (ii) Benefit Plans: except as set forth in Schedule K, Action is not now nor at Closing will Action 1996 be a party to nor operate any bonus, pension, profit sharing, deferred compensation, retirement, hospitalization insurance, life insurance, drug or dental insurance, eye care, weekly indemnity, long term disability, medical insurance, or similar plan or practice, formal or informal, with respect to any Employees or any other Person;

               (iii) Employment Contracts: Action is not now bound nor at Closing will Action 1996 be bound by any agreement whether written or oral with any Employee providing for a specified period of notice of termination or providing for any fixed term of employment, and has not now nor at Closing will have Employees who cannot be dismissed with such period of notice as may be required by applicable law. Schedule K contains a complete and accurate list of each Employee of Action as at the date hereof and their annual remuneration;

                (iv) Inactive Employees: Schedule K contains a complete and accurate list of each Employee of Action who is no longer on the payroll by reason of

                                      20.


                          pregnancy or sick leave, temporary lay-off or short-term or long-term disability.

         (s) Employee Plans: All employee benefit and welfare plans to which Action contributes, or in which any of its Employees participate or are eligible to participate have been established, qualified and administered, in all respects, in accordance with all applicable laws, regulations, orders or other legislative, administrative or judicial promulgations and in accordance with all agreements or understandings, written or oral, between Action and its Employees. None of such plans, nor any related trusts thereunder, is subject to any pending investigation, examination or other proceeding initiated by any governmental agency or instrumentality and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding. All contributions required by the terms of such plans or by applicable laws have been made, and Action has not and as of the Closing Date Action 1996 will not have, any liability (other than liabilities accruing after the Closing Date) with respect to any such plans, except for current contributions not yet due and payable based on compensation paid by Action or Action 1996, as the case may be.

         (t)     Intellectual Property:

                 (i) All of the trade marks (including registered trade marks and trade marks for which applications are pending), trade names, designs (including registered industrial designs and applications to register industrial designs), (collectively, the "Trade Marks") owned by Action or used or proposed to be used under license or otherwise in the Business are set out in Schedule L or in agreements listed in Schedule M;

                (ii) Except as disclosed in Schedule L, the Trade Marks have not been licensed by Action to any other Person. Except as disclosed in Schedule M, none of the Trade Marks used or proposed to be used in the Business is owned by the Vendors or Smithers or any of their Affiliates or Associates (other than Action);

               (iii) To the knowledge of the Vendors and Smithers, there has been no unauthorized or improper use of any of the Trade Marks likely to affect their distinctiveness;

                (iv) To the knowledge of the Vendors and Smithers, Action has not infringed or breached, nor is infringing or breaching any Intellectual Property rights of any other Person; and except as disclosed in Schedule J, none of the Vendors, Smithers nor Action has received any notice of a claim of any infringement or breach of any Intellectual Property rights of any other Person;

                                      21.


                 (v) To the best of the Vendors' and Smithers knowledge and belief, no Person has infringed or breached or is infringing or breaching any of the Trade Marks used or proposed to be used in connection with the Business.

         (u) Copies of Agreements, etc.: True, correct and complete copies of all mortgages, leases, agreements, instruments and other documents listed in the Schedules hereto, which have been requested in writing by the Purchaser or Purchaser's Counsel have been delivered or made available to the Purchaser, its agents and representatives.

         (v) Material Liabilities: There are no material liabilities of Action of any kind whatsoever, whether or not accrued or contingent and whether or not determined or determinable, in respect of which Action is liable other than:

                 (i) liabilities to be disclosed on, reflected in or provided for in the Action Financial Statements; and

                (ii) liabilities disclosed or referred to in this Agreement or in the Schedules attached hereto.

         (w) Compliance with Applicable Laws: Action is conducting, and at Closing Action 1996 will be conducting, the Business in compliance in all material respects with an applicable federal, provincial, municipal and local laws, rules and regulations of each jurisdiction in which it carries on the Business and Action is not in breach of any such laws, rules or regulations, except for breaches which in the aggregate are not material or which have been disclosed in writing to the Purchaser. Action is duly licensed or registered and has obtained all permits in each jurisdiction in which it owns or leases property or carries on the Business, to enable the Business to be carried on as now conducted and the Assets to be owned, leased and operated, and all such licences, permits and registrations are valid and subsisting and in good standing and will be held by Action 1996 as of the Closing Date. A complete and accurate list of all licences, permits and registrations held by Action is set forth in Schedule M hereto.

         (x) Environment: The Action Real Property and its existing uses and to the best of the Vendors' knowledge its prior uses comply and have at all times complied with, and Action is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Action Real Property and the conduct of the Business thereon, any applicable federal, provincial, municipal or local laws, regulations, orders or approvals of governmental authorities relating to environmental matters.

         (y) Notice of Violation: No notices of any violation of any of the matters referred to in the foregoing paragraph (y) relating to the Action Real Property or its use have been received by Action; and, to the knowledge of the Vendors and Smithers there are no writs, injunctions, orders or judgments outstanding, no lawsuits,

                                      22.


                 claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of the Action Real Property, nor is there any basis for such lawsuits, claims, proceedings or investigations being instituted or filed.

         (z) Absence of Guarantees: Except as set forth in Schedule N hereto or as disclosed in the Action Financial Statements, Action has not given or agreed to give, or is a party to or bound by, any guarantee of the indebtedness or other obligations of any other Person.

         (bb) Bank Accounts, etc.: Set forth in Schedule O is the name of each financial institution in which Action maintains a bank account, trust account or safety deposit box, together with the numbers and description of all such accounts and the names of all Persons authorized to draw thereon or who have access thereto.

         (cc) Insurance: Action maintains such policies of insurance, issued by responsible insurers, as are appropriate to the Business and the Assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, including without limitation key man insurance and term life insurance on the lives of key executives. Notwithstanding the foregoing, the Assets are insured for their full replacement value. All of the foregoing policies of insurance are now, and up to and including the Closing Date will be, in full force and effect and Action is not in default, whether as to the payment of premiums or otherwise, under the terms of any such policy.

         (dd) Necessary Property: The tangible property owned, licensed and/or leased by Action and the intangible personal property, including, without limitation, the Trade Marks owned by or licensed to Action constitutes, at the date hereof, and will, at the Closing Date, constitute all of such property necessary for the conduct of the Business in the manner and to the extent presently conducted.

         (ee) Non-Resident: Each of the Vendors is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

         (ff) Accounts Receivable and Accounts Payable: To the knowledge of the Vendors and Smithers based on past practice and experience:

                 (i) all individual accounts receivable of Action are good and collectible within ninety (90) days from the invoice date of such accounts at the aggregate recorded amounts thereof, net of usual provisions for bad debt; and

                (ii) all accounts payable of Action are current and have not been outstanding for a period longer than forty-five (45) days prior to the date hereof, except for any specific accounts which in the ordinary course of business

                                      23.


                          and with the concurrence of Action are to be paid at a later date, and which have been disclosed in writing to the Purchaser.

         (gg) Bank Indebtedness of Action: As at the date hereof and as at the Closing Date the Indebtedness of Action or Action 1996 to its banker under its operating line of credit does not and shall not exceed the sum of $400,000.00, but not including a computer purchase loan in the approximate amount of $61,569.81 (as of April 30th, 1996) which the Purchaser has agreed to assume.

         (hh) Adjustments: The Vendors and Smithers have previously provided the Purchaser in writing with certain adjustments to the historical operating results of Action. These adjustments represent certain costs and expenses which were unique to Action when it was operated by Action 1996 and its shareholders. To the best of the knowledge and belief of the Vendors and Smithers, these costs and expenses will not be ongoing costs of Action 1996 subsequent to the Closing, except as to amounts which are immaterial.

         (ii) Not Misleading: The foregoing representations and warranties and statements of fact (including the Schedules related thereto) do not contain any untrue statement of material fact or omit to state any material fact necessary to make any such representation, warranty or statement not misleading.

Section 6.02 Representations and Warranties of the Purchaser: The Purchaser represents and warrants to the Vendors, as of the date hereof, upon each of which representations and warranties the Vendors specifically relies, as follows:

         (a) Good Standing: The Purchaser is now, and on the Closing Date will be, a corporation:

                 (i) duly incorporated and organized and validly subsisting under the laws of the State of Delaware; and

                (ii) having the corporate power and authority to purchase the Shares and to perform all its obligations hereunder.

         (b) Enforceable Agreement: This Agreement and all documents delivered at Closing, including without limitation the Dynamex Note, have been, or will have been at Closing, duty authorized, executed and delivered to the Vendors by the Purchaser and are, or will be, at Closing, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms.

         (c) No Breach Caused by this Agreement: Neither the execution nor delivery of this Agreement nor the fulfilment or compliance with any of the terms hereof will, with or without the giving of notice and/or the passage of time, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the articles or by-laws, as amended, of the Purchaser or any contract to

                                      24.


                 which the Purchaser is a party or by which it is bound or any judgment, decree or order to which the Purchaser is subject, or, except for the approvals contemplated in Section 5.01(a), will require any consent or other action by any administrative or governmental body. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Purchaser will not violate any provision of law or any regulation by which the Purchaser is bound.

Section 6.03     Indemnification:

         (a) Each of the Vendors and Smithers jointly and severally covenants and agrees to indemnify and save harmless the Purchaser, Action and Action 1996, from and against all claims, demands, actions, causes of action, liabilities, obligations, (including, without limitation, any removal or remedial action required by law, regulation, order or governmental action or requested by any governmental authority) damages, losses, costs and expenses (including, without limitation, reasonable legal fees) (hereinafter sometimes collectively referred to as the "Claims") which may be made or brought against the Purchaser or Action 1996 or any one or more of them or which any one or more of them may suffer or incur as a result of, in respect of or arising out of any matter or thing relating to: (i) the conduct of the Business prior to the Closing Date, other than the liabilities set forth on the balance sheet included in the Action Financial Statements or arising after December 31, 1995 in the ordinary course of business; (ii) any non-fulfilment of any covenant or agreement on the part of the Vendors or Smithers under this Agreement; (iii) any breach of any representation or warranty of the Vendors and Smithers contained herein or in any Schedule attached hereto or in any certificate or other document furnished by such parties pursuant to this Agreement;
                 (iv) Claims in respect of litigation or threatened litigation whether or not referred to in Schedule J, arising from actions of the Vendors, Smithers, Action or Action 1996 (including a failure to act) taken or not taken out of the ordinary course of business prior to the Closing Date; or (v) claims arising from operating contracts of Action and Action 1996 which have not been disclosed to the Purchaser or which are not referred to on the Schedules hereto.

         (b) Each of the Vendors and Smithers jointly and severally covenants and agrees to indemnify and save harmless Action and Action 1996 from and against Taxes (including interest and penalties in respect thereof) payable by Action or Action 1996 in respect of any period ending on or before the Closing Date as a result of any assessment or re-assessment of Taxes by any taxing authority after the Closing Date.

         (c) The Purchaser hereby covenants and agrees to indemnify and save harmless the Vendors and Smithers from and against all Claims which may be made or brought against any of them or which any of them may suffer or incur as a result of, in respect of or arising out of any non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement or any breach of any

                                      25.


                 representation or warranty of the Purchaser contained herein or in any certificate or other document furnished by the Purchaser pursuant to this Agreement.

         (d) No claim shall be made by any party for indemnification under this Section 6.03 unless and until the aggregate amount claimed exceeds $10,000.00. The maximum aggregate liability of the Vendors and Smithers for Claims referred to in Section
                 6.03 (a) shall be the sum of $600,000.00. Furthermore, the amount actually paid by either party to any other party hereunder for indemnification under this Section 6.03 shall be limited to the actual after-tax loss incurred by such other party in respect to such Claim, and neither party shall be liable to the other party hereunder in respect to any Claims which are covered by insurance policies of either party which are not impaired, cancelled or non-operable as a result of such Claims.

         (e) If the claim or breach, failure or non-fulfilment which is alleged to be the basis for a Claim arises from or is related to a claim involving a person or entity not a party to this Agreement, then the party (the "Indemnitor") who would be required to indemnify the other party (the "Indemnitee") pursuant to this Section 6.03 shall have the right, but not the obligation, acting in good faith and without delay, to participate in any discussions with such third parties or other proceedings regarding such claim and to litigate or otherwise contest or compromise any such claim (at the expense of the Indemnitor), as the Indemnitor, in its, his or her sole discretion deems appropriate. The Indemnitee shall be obligated to cooperate with the Indemnitor in the investigation or defense of any such proceeding and shall have the right to participate, at its, his or her own expense, in the defense of any action or proceedings brought in connection with any such claim.

Section 6.04. Non-Merger: Each party hereby agrees that all provisions of this Agreement including, without limitation, the warranties, representations and indemnities contained in Article Six shall survive the execution and delivery of this Agreement and any and all documents delivered in connection herewith and the consummation of the transaction contemplated hereby for the following periods:

         (a) in respect to Claims other than Claims pertaining to Taxes, for a period of eighteen (18) months following the Closing Date; and

         (b) in respect to Claims pertaining to Taxes, for a period commencing on the Closing Date and ending in each specific circumstance on the expiry of the time limit for the assessment or re-assessment of Taxes paid or payable by Action up until the Closing Date.

                                      26.


                                 ARTICLE SEVEN

                                DYNAMEX OFFERING

Section 7.01 Management Co-operation: The Vendors, Smithers, Action and Action 1996 shall co-operate with the Purchaser, and cause all of the management of Action and Action 1996 to co-operate with the Purchaser and its agents, representatives, counsel and underwriters, in preparing documentation required for the Offering, in the sale of securities pursuant to the Offering and in the closing of the Offering.

Section 7.02 Material Change: The Vendors and Smithers each agree to notify the Purchaser immediately in writing of any material adverse change in the Business or Assets during the Interim Period.


                                 ARTICLE EIGHT

                      ADDITIONAL COVENANTS OF THE PARTIES

Section 8.01 Continuity of Senior Personnel: The Vendors and Smithers covenant to use their best efforts before the Closing Date to ensure that management personnel involved in the management and operation of the Business will continue in the employ of Action 1996, after the Closing.

Section 8.02 Continuity of Customers and Suppliers: The Vendors and Smithers covenant to use their best efforts before the Closing Date to ensure that existing customers of, and suppliers to, the Business will continue to deal with Action 1996, after the Closing on substantially the same terms and conditions that were in effect prior to the Closing.

Section 8.03 Interim Period: During the Interim Period, the Vendors and Smithers shall cause Action and Action 1996 to carry on the Business in the ordinary course consistent with past practice. Without the prior written consent of the Purchaser, during the Interim Period Action and Action 1996 shall not hire or fire any senior Employees; change the terms of employment of any Employees other than in the normal course of the Business; terminate any material Contract; or enter into any Contract other than in the ordinary course of the Business; or fail to comply with Section 6.01(e) hereof.

Section 8.04 Discharge of Royal Bank Guarantees: The Purchaser covenants with the Vendors and Smithers to use all reasonable efforts to obtain the discharge of guarantees (the "RBC Guarantees") given to The Royal Bank of Canada by Affiliates of Action 1996 to support the indebtedness of Action 1996 with the said Bank in connection with the Business. The Purchaser shall use all reasonable efforts to obtain such discharge of the RBC Guarantees by the Final Payment Date. If such discharge has not been obtained by the Final Payment Date, Vendors' Counsel shall continue to hold the certificates representing the Shares in escrow pursuant to Section 8.05 until the earlier of
(i) the discharge of the RBC Guarantees; or (ii) the close of business in Halifax on Friday, August 16th, 1996. If the discharge of the RBC Guarantees has

                                      27.


not been obtained by the close of business in Halifax on Friday, August 16th, 1996, whether by repayment of such loans or otherwise, Vendors' Counsel on or about August 16th, 1996 shall give written notice to the Purchaser that unless such releases are obtained thirty days from the date of such notice, Vendors' Counsel shall return the said share certificates to the Vendors for disposal as they see fit.

Section 8.05 Escrow Arrangements: On the Closing Date the Vendors shall deliver to Vendors' Counsel certificates (the "Certificates") representing the Shares, duly endorsed in blank for transfer, to be held in escrow by Vendors' Counsel in accordance with the following:

  (i) if on the Final Payment Date the Purchaser shall have obtained the discharge of the RBC Guarantees pursuant to Section 8.04, Vendors' Counsel shall deliver the Certificates to the Purchaser against payment by the Purchaser to the Vendors of the principal amount outstanding and accrued interest under the Promissory Note;

  (ii) if by the Final Payment Date the Purchaser has not obtained the discharge of the RBC Guarantees, notwithstanding the payment by the Purchaser to the Vendors of the principle amount outstanding and accrued interest under the Promissory Notice on the Final Payment Date, Vendors' Counsel shall continue to hold the Certificates in escrow until the earlier of (i) the discharge of the RBC Guarantees; or (ii) the expiry of the thirty-day period referred to in the written notice to be given by Vendors' Counsel to the Purchaser on or about August 16, 1996, pursuant to Section 8.04. If the discharge of the RBC Guarantees has not been obtained by the expiry of the said thirty-day period, Vendors' Counsel shall deliver the Certificates representing the Shares to the Vendors for disposal as they see fit.

                                  ARTICLE NINE

                                    GENERAL

Section 9.01     Interpretation:

         (a) Sections and Headings: The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings and any index are for convenience of reference only and shall not affect the construction or interpretation hereof.

         (b) Extended Meanings: Words importing the singular number include the plural and vice-versa; words importing gender include all genders.

         (c) Funds: All dollar amounts referred to in this Agreement are in lawful currency of Canada.

         (d) GAAP: All references to generally accepted accounting principles shall be to generally accepted accounting principles in Canada as more particularly described in the handbook of the Canadian Institute of Chartered Accountants.

                                      28.



Section 9.02 Further Assurances: Each of the parties hereto shall from time to time at the other's request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may require to more effectively complete any matter provided for herein.

Section 9.03 Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof except as specifically set forth or referred to herein. This Agreement supersedes any prior or contemporaneous agreements, negotiations and discussions of the parties in respect of the subject matter hereof, including without limitation a letter of intent dated February 19, 1996. No amendment or waiver of this Agreement shall be binding unless executed in writing by the parties and no such amendment or waiver shall extend to anything other than the specific subject matter thereof. The failure at any time of any party to insist on strict performance of any provision of this Agreement shall not limit the ability of that party to insist at any future time whatsoever on the performance of the same or any other provision (except insofar as that party may have given a valid and effective written waiver or release).

Section 9.04 Invalidity of Provisions: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision shall be deemed to be severable.

Section 9.05 Applicable Law: This Agreement shall be governed and construed in accordance with the laws of the Province of Nova Scotia and the laws of Canada applicable therein.

Section 9.06 Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent on any Business Day by telecopier, addressed, in the case of notice to the Vendors and Smithers, as follows:

         (a)     (i)      David Nantau
                          34 Lakefront Drive
                          Hammonds Plains, Nova Scotia
                          B4B 1L3

                          Telecopier:  (902) 468-2765

                 (ii)     Nancy Smithers and Naturally
                          c/o Secunda Marine Services Limited
                          1 Canal Street
                          P.O. Box 605
                          Dartmouth, Nova Scotia
                          B3Y 3Y9

                          Telecopier:  (902) 463-7678

                                      29.


and in the case of notice to the Purchaser, addressed as follows:

         (b)              Dynamex Inc.
                          2630 Skymark Avenue
                          Suite 610
                          Mississauga, Ontario
                          L4W 5A4

                          Attention:       President
                          Telecopier:      (905) 238-6989

and in the case of notice to Action and Action 1996, addressed as follows:

         (c)              Action Delivery and Messenger Service Limited
                          90 Simmonds Drive
                          Dartmouth, Nova Scotia
                          B3B 1P6

                          Telecopier:  (902) 468-2765

and in all cases so sent by means of electronic communication, so confirmed. Any notice so given is deemed conclusively to have been given and received on the date when so personally delivered or sent by telex, telecopier or other electronic communication, and on the third Business Day following the sending thereof by mail or prepaid courier service. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid. No notice may be delivered by mail during an actual or apprehended mail disruption.

Section 9.07 Successors and Assigns: This Agreement enures to the benefit of and is binding upon the parties hereto and their respective successors and permitted assigns. Subject to Section 9.08, no party may assign any of its rights under this Agreement without the prior written consent of the other parties.

Section 9.08 Assignment by Dynamex: At any time prior to the Closing Date, the Purchaser may assign all of its rights, benefits and obligations under this Agreement by notice in writing to the other parties, to a subsidiary incorporated under the laws of Canada or a province thereof, provided that the Purchaser shall remain jointly and severally liable with such subsidiary after such assignment for the performance of the obligations of the Purchaser under this Agreement. In the event of any such assignment, the representations and warranties set forth in Section 6.02 shall be deemed to have been made by both the Purchaser and the assignee subsidiary.

Section 9.09 Remedies Cumulative: The rights and remedies of the parties under this Agreement are accumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter,

                                      30.


affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

Section 9.10 Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and which taken together shall be deemed to constitute one and the same instrument.


   IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.



SIGNED, SEALED AND DELIVERED      )   "N. Smithers"                          l/s
                                  )   ------------------------------------------
         in the presence of:      )   Nancy Smithers
                                  )
                                  )
"G. Baker"                        )   "D. Nantau"                            l/s
- ---------------------------------     ------------------------------------------
Witness                           )   David Nantau
                                  )
                                  )
                                  )

                                      NATURALLY NOVA SCOTIA HEALTH
                                      PRODUCTS LIMITED


                                      Per:     "N. Smithers"
                                               ---------------------------------
                                         Name:      Nancy Smithers
                                         Title:     President

                                      Per:     "N. Smithers"
                                               ---------------------------------
                                         Name:      Nancy Smithers
                                         Title:     Secretary



                                      2306080 NOVA SCOTIA LIMITED


                                      Per:     "D. Nantau"
                                               ---------------------------------
                                         Name:      David Nantau
                                         Title:     President
                                                                             c/s

                                      Per:     "N. Smithers"
                                               ---------------------------------

                                      31.



                                        Name:      Nancy Smithers
                                        Title:     Secretary


                                      DYNAMEX INC.


                                      Per:     "Robert P. Capps"
                                               ---------------------------------
                                        Name:      Robert P. Cappa
                                        Title:     Vice-President
                                                                             c/s

                                      Per:     "M. Piccolo"
                                               ---------------------------------
                                        Name:      Martin Piccolo
                                        Title:     Secretary


                                      ACTION DELIVERY AND MESSENGER
                                      SERVICE LIMITED


                                      Per:     "D. Nantau"
                                               ---------------------------------
                                        Name:      David Nantau
                                        Title:     President
                                                                             c/s

                                      Per:     "N. Smithers"
                                               ---------------------------------
                                        Name:      Nancy Smithers
                                        Title:     Secretary